Exhibit 7.8

HIGHTIMES HOLDING CORP.

10990 Wilshire Blvd.

Penthouse

Los Angeles, CA 90024

June 6, 2018

ExWorks Capital Fund I, L.P.

333 W. Wacker Drive

16th Floor

Chicago, IL 60606

Gentlemen:

This will acknowledge that ExWorks Capital Fund I, L.P., a Delaware limited partnership (“ExWorks”) and Hightimes Holding Corp., a Delaware corporation (“Hightimes”), Trans-High Corporation, a New York corporation (“Trans-High”), High Times Productions, Inc., a New York corporation, Cannabis Business Digital, LLC, a New York limited liability company, High Times, Inc., a New York corporation, New Morning Productions, Inc., a New York corporation, Hemp Times, Inc., a New York corporation, Planet Hemp, Inc., a New York corporation, The Hemp Company of America, Inc., a New York corporation, High Times Cannex Corp., a New York corporation, and High Times Press, Inc., a New York corporation (together with Hightimes and Trans-High, the “Borrowers”), have entered into a loan and security agreement, dated February 27, 2017 (the “Agreement”), as amended on August 7, 2017, October 31, 2017 and February 8, 2018 (collectively, the “Amendments” and, together with the Agreement, the “Loan Agreements.”

In connection with the loan transactions contemplated by the Loan Agreements, Hightimes issued to ExWorks a Warrant, dated February 27, 2017 (“Warrant 1”) entitling ExWorks or other Holder to purchase two and three-quarters percent (2.75%) of the “Common Stock Deemed Outstanding” (as that term was defined in Warrant 1) on the date of exercise, at a per share purchase price of one ($0.01) cent (the “Warrant 1 Exercise Price”). This will further acknowledge that in connection with the Amendment dated February 8, 2018, Hightimes issued to ExWorks a Warrant, dated February 27, 2017 (“Warrant 2”) entitling ExWorks or other Holder to purchase two and one -quarter percent (2.25%) of the “Common Stock Deemed Outstanding” (as that term was defined in Warrant 2) on the date of exercise, at a per share purchase price equal to the quotient of $135,000,000 divided by the Common Stock Deemed Outstanding (as defined in Warrant 2) immediately prior to exercise of Warrant 2 (the “Warrant 2 Exercise Price”).

This letter will confirm our mutual agreement and understanding that, subject to the terms and conditions of this letter agreement, so long as the market capitalization of Hightimes Common Stock upon the IPO (as defined below) is equal to or greater than $225,000,000, simultaneous with the consummation of an initial public offering of the shares of Hightimes Common Stock (which listing shall include the registration, pursuant to any of a Form 1-A Tier 2 Regulation A Offering, Form S-4 or S-1 (or similar registration statement as recognized by the applicable Canadian securities regulatory authorities for listing on the Canadian Securities Exchange or the Toronto Stock Exchange), of the Issued Shares (as defined below)) on a “Qualified Stock Exchange” (as those terms are defined Warrant 1 and Warrant 2) (an “IPO”), ExWorks will exercise both Warrant 1 and Warrant 2 (collectively, the “Warrants”) and pay the applicable Warrant 1 Exercise Price and Warrant 2 Exercise Price, by reducing the outstanding principal amount of the $13,000,000 senior secured convertible note that was issued by the Borrowers to ExWorks on February 8, 2018 (the “Note”).

At such time as the Warrants shall be exercised in accordance with this letter agreement, the stock certificate or certificates representing the Warrant Shares (as defined in Warrant 1 and Warrant 2) issuable upon such exercise (the “Issued Shares”) shall be registered in the name of ExWorks. The Warrants shall be deemed to have been exercised and such certificate or certificates of Issued Shares shall be deemed to have been issued, and ExWorks shall be deemed to have become a holder of record of such Issued Shares for all purposes, as of the date of the IPO.

Hightimes herby agrees, and AEL Irrevocable Trust and Oreva Capital Corp. (collectively, the “Investor Stockholders”) shall cause Hightimes (and the surviving entity resulting from the consummation of the merger with OAC under the Merger Agreement (as those terms are defined in Warrant 2)), to provide ExWorks with substantially the same rights (other than the right to appoint directors) provided to any Investor Stockholder (regardless of the number of shares of Common Stock held by ExWorks) including, without limitation, information, preemptive, registration and tag-along rights.

(signature page follows)

If the foregoing accurately reflects the substance of our mutual agreement and understanding, please so indicate by executing and returning a copy of this letter agreement in the space provided below.

Very truly yours,

HIGHTIMES HOLDING CORP.

By:	/s/ Adam E. Levin
Name: Adam E. Levin
Title: Chief Executive Officer

Accepted and Agreed To, this 6 day of June 2018:

EXWORKS CAPITAL FUND I, L.P.

By:	/s/ Randy Abrams
Name: Randy Abrams
Title: CEO

AEL IRREVOCABLE TRUST

By:	/s/ Edwin Hur
Name: Edwin Hur
Title: Trustee

OREVA CAPITAL CORP.

By:	/s/ Adam E. Levin
Name: Adam E. Levin
Title: President

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